Exhibit 10.8

November 20, 2014

Anthony L. Boral PhD., M.D.

Re:  Offer of Employment

Dear Anthony:

Blueprint Medicines Corporation (the “Company”) is pleased to confirm its offer to employ you as the Company’s Senior Vice President, Clinical Development, reporting to the Company’s Chief Executive Officer.

Your effective date of hire will be on a date mutually agreed to by you and the Company on or before February 9, 2015.  For purposes of this Agreement, the actual first day of your employment shall be the “Start Date”.  This is a full-time role and it is understood and agreed that you will not engage in any other employment, consulting or other business activities (whether full-time or part-time) during your employment with the Company without prior written consent from the CEO.

Your initial annual base salary for this position will be at the rate of $325,000 per year, payable semi-monthly in accordance with the Company’s normal pay schedule.

You will be eligible to participate each year in the Company’s annual bonus plan, as approved by the Board or its Compensation Committee.  Your target performance bonus will be 25% of your annual base salary.  Your actual bonus will based upon achievement of both corporate and individual goals,  determined by the CEO annually after consultation with you.

Additionally, you will receive a one-time sign on bonus of $75,000 which reflects your 12 month commitment to the Company.  If you resign from your employment or if you are terminated by the Company for Cause (as defined below) prior to the one year anniversary of the Start Date, you must repay the sign on-bonus.  You authorize the Company to deduct all or part of the sign on bonus from any then unpaid compensation, subject to applicable law, and you agree to pay any remainder within ten days of the date of termination.

Subject to the approval of the Board, in connection with the commencement of your employment, the Board will grant you an option to purchase 500,000 shares of the Company’s common stock (the “Option”).  The Option will be granted following the Start Date.  The exercise price of the Option will be at least equal to the fair market value of the Company’s common stock on the date of grant, and the Board may elect to seek a third party valuation of such fair market value, which could delay the date that the Option is granted.  The Option will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement (the “Equity Documents”) including with respect to vesting and exercise rights.  The Option will vest as follows: 25% of the shares will vest on the first anniversary of the Start Date, and following that, the remaining 75% of the Shares shall vest in 36 equal monthly installments following the first anniversary of the Start Date.  Vesting is contingent on your continued service as set forth in the Equity Documents.

You will be eligible to participate in the Company’s employee benefits plans, subject to the terms and conditions of those plans.  The Company’s plans include Medical and Dental Insurance Programs as well as the Life, AD&D, Short and Long Term Disability Plans.  Currently the Company pays for 80% of the premium cost and 100% of the deductible for the medical plan, 100% of the cost of Life and AD&D insurance as well as Short and Long Term Disability plans.  The Company’s employee benefit plans are subject to change.

You will accrue 15 paid vacation days per year on a prorated basis.  You will be entitled to paid holidays annually in accordance with the Company’s holiday schedule.

It is understood that you are an “at-will” employee.  You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without Cause or prior notice and without additional compensation to you, other than as provided below.

Notwithstanding the foregoing, in the event that the Company terminates your employment without Cause, then, subject to you entering into and complying with a separation agreement and general release in a form provided by the Company, you will be entitled to a severance pay in an amount equal to: (i) twelve months of your then base salary as of the date of termination, such amount to be paid in equal installments over a twelve (12) month period after the date of your termination in accordance with the Company’s usual payroll practices and periods, subject to applicable taxes and withholding, (ii) payment for twelve (12) months of monthly COBRA premiums at the same rate as the Company pays for active employees for you and your eligible dependents, subject to applicable COBRA terms and in compliance with applicable non-discrimination or other requirements under the Internal Revenue Code (the “Code”), the Patient Protection and Affordable Care Act, or the Health Care and Education Reconciliation Act.

For purposes of this letter agreement:

“Cause” means:

your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, for thirty (30) days after written notice given to you by the Company describing such failure in reasonable detail; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company that results in or is reasonably anticipated to result in material harm to the Company; or (v) your material violation of any provision of any agreement(s) between you and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

All payments described herein are subject to legally required tax withholdings.

As a condition of your employment, you must enter into and abide by the Company’s Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement (the “Employee Agreement”).  Please sign and return this Employee Agreement along with a signed copy of this offer letter.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees.  You will be required to complete a Form 1-9 which will be provided to you before the Start Date.  Please bring the appropriate documents listed on that form with you when you report for work.  We will not be able to employ you if you fail to comply with this requirement.

This letter agreement and the Employee Agreement and Equity Documents referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter no later than 9:00am on Monday, November 24, 2014.

You may sign, scan, and email the letter to Susan O’Connor at Blueprint Medicines, Human Resources, soconnor@blueprintmedicines.com.

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

Blueprint Medicines Corporation

/s/ Jeffrey W. Albers

Jeffrey W. Albers
Chief Executive Officer

Accepted and Agreed:

/s/ Anthony L. Boral
Anthony L. Boral PhD., M.D.

November 20, 2014
Date